                                                                   EXHIBIT 10.61


                      DEVELOPMENT JOINT VENTURE AGREEMENT

                                 By and Between

                       ALTERNATIVE LIVING SERVICES, INC.

                                      and

                              HCR MANOR CARE, INC.
















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                               TABLE OF CONTENTS


                                                                                                                    PAGE


ARTICLE 1         DEFINITIONS                                                                                         1

ARTICLE 2         FORMATION AND ORGANIZATION OF DEVCO                                                                 6
         2.1      Formation, Organization and Initial Capitalization of DEVCO                                         6
         2.2      Purpose of DEVCO                                                                                    7
         2.3      Board of Managers of DEVCO                                                                          7

ARTICLE 3         ACQUISITION OF INITIAL PROJECTS                                                                     7
         3.1      Agreement to Transfer Initial Projects                                                              7
         3.2      Designation of Acquiring Entity                                                                     8
         3.3      Initial Closings                                                                                    9

ARTICLE 4         ACQUISITION OF ADDITIONAL PROJECTS                                                                  9
         4.1      Right of First Offer                                                                                9
         4.2      Review of Proposed Projects                                                                        10
         4.3      Closing of Acquisitions of Additional Projects                                                     11

ARTICLE 5         DEVELOPMENT OF PROJECTS                                                                            11
         5.1      Project Development                                                                                11
         5.2      Project Financing                                                                                  12

ARTICLE 6         MANAGEMENT OF FACILITIES; FACILITY BRANDING                                                        12
         6.1      Management                                                                                         12

ARTICLE 7         ALTERNATIVE OWNERSHIP AND OPERATING STRUCTURES                                                     12
         7.1      Determination of Ownership and Operating Structures                                                12
         7.2      Structural Guidelines                                                                              12

ARTICLE 8         TRANSFER RESTRICTIONS AND PURCHASE OPTIONS                                                         13
         8.1      Restrictions on Transferability of Interests                                                       13
         8.2      Facility Call Options                                                                              13

ARTICLE 9         REPRESENTATIONS AND WARRANTIES OF ALS                                                              16
         9.1      Organization                                                                                       16
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

          9.2      Authorization; Enforceability                                                                     16
          9.3      No Violation or Conflict                                                                          16
          9.4      Brokers                                                                                           16
          9.5      Litigation                                                                                        16
          9.6      Governmental Approvals                                                                            16
          9.7      Required Consent                                                                                  17
          9.8      Representations and Warranties True and Correct at Closing                                        17

ARTICLE 10        REPRESENTATIONS AND WARRANTIES OF HCR                                                              17
         10.1     Organization                                                                                       17
         10.2     Authorization; Enforceability                                                                      17
         10.3     No Violation or Conflict                                                                           17
         10.4     Brokers                                                                                            17
         10.5     Litigation                                                                                         17
         10.6     Governmental Approvals                                                                             18
         10.7     Required Consent                                                                                   18
         10.8     Representations and Warranties True and Correct at Closing.                                        18

ARTICLE 11        INDEMNIFICATION                                                                                    18
         11.1     HCR's Indemnity                                                                                    18
         11.2     ALS's Indemnity                                                                                    18
         11.3     Provisions Regarding Indemnities                                                                   19

ARTICLE 12        MISCELLANEOUS                                                                                      20
         12.1     Entire Agreement; Amendment                                                                        20
         12.2     Fees and Expense                                                                                   20
         12.3     Confidentiality                                                                                    20
         12.4     Further Assurances                                                                                 21
         12.5     No Liens                                                                                           21
         12.6     Public Statement                                                                                   21
         12.7     Applicable Law                                                                                     21
         12.8     Binding Effect; Assignment                                                                         21
         12.9     Notices                                                                                            21
         12.10    Facsimile Signature; Counterparts                                                                  23
         12.11    Headings                                                                                           23
         12.12    Construction                                                                                       23
         12.13    Severability                                                                                       23
         12.14    Knowledge                                                                                          23
         12.15    Survival of Representations and Warranties                                                         23
         12.16    Arbitration                                                                                        23
         12.17    Waiver of Compliance                                                                               24
         12.18    Third Parties                                                                                      24
         12.19    Legal Fees                                                                                         24
         12.20    Time of Essence                                                                                    24
         12.21    Exhibits                                                                                           24




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                      DEVELOPMENT JOINT VENTURE AGREEMENT

         THIS DEVELOPMENT JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 1998, by and between ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation ("ALS") and HCR MANOR CARE, INC. a Delaware corporation ("HCR").


                              W I T N E S S E T H:

         WHEREAS, subject to the terms and conditions hereof, the parties desire to organize one or more corporations, limited liability companies, limited partnerships or other entities for the purpose of jointly constructing, developing, operating and owning a portfolio of assisted living and/or dementia care facilities in selected markets located throughout the United States; and

         WHEREAS, the parties are entering into this Agreement to set forth their mutual agreements with respect to this joint venture;

         NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         In addition to the other definitions contained elsewhere herein, the following definitions shall apply for purposes of this Agreement:

                  1.1 Acquiring Entity. "Acquiring Entity" means, with respect to any Project, the DEVCO Entity that acquired such Project pursuant to the provisions of Article 3 or Article 4 hereof or, with respect to any Facility, the DEVCO Entity that acquired the Project pursuant to the provisions of Article 3 or Article 4 hereof that,




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         upon completion of such Project, resulted in such Facility.

                  1.2 Additional Closing. "Additional Closing" means the closing of an Additional Project in accordance with Section 4.3 hereof.

                  1.3 Additional Contribution. "Additional Contribution" means the Total Contribution less the sum of the (i) Initial Contribution plus any (ii) ALS Initial Adjustments.

                  1.4 Additional Facility. "Additional Facility" means those Facilities resulting from the completion of development and construction of an Additional Project.

                  1.5 Additional Project. "Additional Project" means each Project acquired by an Acquiring Entity pursuant to the provisions of
         Article 4 hereof.

                  1.6 Affiliate. "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

                  1.7 ALS Affiliate. "ALS Affiliate" means ALS or any Affiliate of ALS, excluding any DEVCO Entity owned jointly by ALS and HCR.

                  1.8 ALS Ancillary Agreement. "ALS Ancillary Agreement" means any Ancillary Agreement to which any ALS Affiliate is a party.

                  1.9 ALS Initial Adjustments. "ALS Initial Adjustments" shall have the meaning ascribed to it in Section 3.1 hereof.

                  1.10 ALS Remaining Contribution. "ALS Remaining Contribution" shall have the meaning ascribed to it in Section 4.1 hereof.

                  1.11 ALS 2000 Contribution. "ALS 2000 Contribution" means Thirty Percent (30%) of the Additional Contribution, plus any ALS Initial Adjustments and ALS shortfall determined in accordance with
         Section 3.1 hereof.

                  1.12 ALS 2001 Contribution. "ALS 2001 Contribution" shall mean Thirty Percent (30%) of the Additional Contribution, plus the amount of any ALS shortfall determined in accordance with the first paragraph of Section 4.1 hereof.

                  1.13 Ancillary Agreements. "Ancillary Agreements" means all of the agreements executed and delivered by ALS and HCR, or either of them (or any of their respective Affiliates), pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, including, without limitation,



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         the Confidentiality Agreement between ALS and HCR dated November 27,
         1998, the Operating Agreement (DEVCO), all Development Agreements, Management Agreements and Project Purchase Agreements and the governing documents of any Project Entity.

                  1.14 Confidential Information. "Confidential Information" shall have the meaning given such term in Section 12.3.

                  1.15 Contributing Party. "Contributing Party" means with respect to any Project (or Facility), the HCR Affiliate(s) or ALS Affiliate(s) that was the Project Transferor of such Project (or of the Project that, upon completion, resulted in such Facility).

                  1.16 Controlled Affiliate. "Controlled Affiliate" means with respect to any Person, any Affiliate of such Person that is controlled by such Person, directly or indirectly.



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                  1.17     DEVCO Entities. "DEVCO Entities" means DEVCO and the
         Project Entities.

                  1.18 Developing Party. "Developing Party" means the HCR Affiliate or ALS Affiliate, as the case may be, managing the development and completion of construction of a Project pursuant to a Development Agreement in accordance with Section 5.1 hereof.

                  1.19 Development Agreement. "Development Agreement" means with respect to a Project the Development Agreement between the Developing Party thereof and the Acquiring Entity thereof in substantially the form of Exhibit A attached hereto and incorporated herein by this reference, together with any changes to properly reflect the identity of the parties thereto and location of the Project.

                  1.20 Disclosing Party. "Disclosing Party" shall have the meaning given such term in Section 12.3.

                  1.21 Existing ALS Commitments. "Existing ALS Commitments" mean those exclusive development rights which ALS has granted or contractually committed to others in the states of New York, Connecticut, Rhode Island, Massachusetts, Delaware, Pennsylvania, New Jersey and Michigan described on Schedule 1 hereto.

                  1.22 Facility or Facilities. "Facility" or "Facilities" means the land and any improvements constituting (or intended to constitute upon the completion of such improvements) an assisted living or dementia care facility or facilities owned or to be owned by a DEVCO Entity.

                  1.23 Facility Call Option. "Facility Call Option" shall have the meaning given such term in Section 8.2(a).

                  1.24 Facility Option Period. "Facility Option Period" shall have the meaning given such term in Section 8.2(a).

                  1.25 Facility Stabilization. "Facility Stabilization" means, with respect to a Facility, the achievement by such Facility, for a period of at least 30 consecutive days, of an average occupancy rate equal to or in excess of the occupancy rate designated in the "Development Budget and Facility Pro Forma" prepared pursuant to the applicable Development Agreement as the "Stabilized Occupancy" for such Facility.

                  1.26 HCR Affiliate. "HCR Affiliate" means HCR or any Affiliate of HCR, excluding any DEVCO Entity owned jointly by ALS and HCR.



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                  1.27     HCR Ancillary Agreement. "HCR Ancillary Agreement"
         means any Ancillary Agreement to which any HCR Affiliate is a party.

                  1.28 HCR Remaining Contribution. "HCR Remaining Contribution" shall have the meaning ascribed to it in Section 4.1 hereof.

                  1.29 HCR 2000 Contribution. "HCR 2000 Contribution" means Twenty Percent (20%) of the Additional Contribution, plus any HCR shortfall determined in accordance with Section 3.1 hereof.

                  1.30 HCR 2001 Contribution. "HCR 2001 Contribution" means Twenty Percent (20%) of the Additional Contribution, plus the amount of any HCR shortfall as determined in accordance with the first paragraph of Section 4.1 hereof.

                  1.31 Initial Closings. "Initial Closings" means the closings of the acquisitions by Acquiring Entities of the Initial Projects in the manner contemplated by Section 3.3 hereof.

                  1.32 Initial Contribution. "Initial Contribution" shall mean the aggregate of the estimated Project Costs of the Initial Projects.

                  1.33 Initial Facility. "Initial Facility" means, collectively, those Facilities resulting from the completion of development and construction of an Initial Project acquired by an Acquiring Entity in accordance herewith.

                  1.34 Initial Projects. "Initial Projects" means the Projects within the Target Market acquired by DEVCO Entities pursuant to Section 3.1 hereof.

                  1.35 Management Agreement. "Management Agreement" means with respect to a Facility the Assisted Living Consultant and Management Services Agreement in substantially the form attached hereto as Exhibit B and incorporated herein by this reference, together with any changes to properly reflect the identity of the Acquiring Entity of the Facility and location of the Facility being managed.

                  1.36 Offering Party. "Offering Party" means the Party delivering to DEVCO a Proposal with respect to a Proposed Project pursuant to Section 3.1 or Section 4.1 hereof.

                  1.37 Operating Agreement (DEVCO). "Operating Agreement (DEVCO)" means the Operating Agreement of DEVCO, LLC, in substantially the form attached hereto as Exhibit C and incorporated herein by this reference.

                  1.38 Parties. "Parties" means, collectively, HCR and ALS, and "Party"





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         means either HCR or ALS.

                  1.39 Percentage Interest. "Percentage Interest" means with respect to DEVCO, the ownership interest of ALS or HCR therein, which shall initially be a fifty percent (50%) interest for ALS and a fifty percent (50%) interest for HCR.

                  1.40 Person. "Person" means a natural person, corporation, trust, partnership, limited liability company, governmental entity (or agency, branch or department thereof) or any other legal entity.

                  1.41 Project. "Project" means all contract and property rights, together with all studies, analyses, market research, permits, qualifications, files and filings, drawings, plans and other work product developed or owned by a Project Transferor with respect to the development, construction, operation and ownership of a Facility (or prospective Facility hereunder), including, without limitation, plans, specifications, analyses, approvals, permits and licenses, purchase contracts and rights, development or construction contracts and title to real and personal property, as the case may be.

                  1.42 Project Cost. "Project Cost" means those items that would normally be capitalized as a component of the cost of a Facility plus related preopening and start-up operating expenses and losses. Project Cost shall also include, but not be limited to, all costs incurred related to the development, construction and leasing up of a Facility, including direct costs (including applicable costs of employee benefits) associated with conducting market research, development and construction management services, professional fees paid to third parties, amounts paid under construction contracts (including those costs relating to the general conditions of a construction project), the imputed cost of construction period interest, fees and expenses related to debt financing for the construction and development of the Facility, contingency reserves plus the development fee to be paid to the Developing Party pursuant to the terms of the Development Agreement.

                  1.43 Project Entity. "Project Entity" means DEVCO or any general or limited partnership, limited liability company or other entity formed by DEVCO to acquire, develop and construct a Project and own and operate the resulting Facility as contemplated by Article 7 hereof.

                  1.44 Project Information. "Project Information" shall have the meaning ascribed to it in Section 3.1 hereof.

                  1.45 Project Purchase Agreement. "Project Purchase Agreement" means with respect to a Project an Agreement for Purchase and Sale in substantially the form of the Agreement for Purchase and Sale attached hereto as Exhibit D and incorporated



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         herein by this reference, together with changes to properly reflect a description of such Project and the names of the Project Transferee and Acquiring Party thereof.

                  1.46 Project Transferor. "Project Transferor" means, with respect to any Project, the HCR Affiliate(s) or ALS Affiliate(s) that has commenced the development effort with respect to any Project and which holds all right, title and interest in and to the Project.

                  1.47 Proposal. "Proposal" means a written notice from an Offering Party delivered to DEVCO pursuant to Section 3.1 or Section
         4.1 hereof in respect of a Proposed Project containing reasonably detailed information regarding the proposed location, the acquisition cost for real property and the proposed design and service model.

                  1.48 Proposal Period. "Proposal Period" shall mean the 1999 Proposal Period, 2000 Proposal Period or the 2001 Proposal Period (each as defined in Section 4.1).

                  1.49 Proposed Project. "Proposed Project" means, with respect to either Party, an assisted living or dementia care residence that such Party or its Controlled Affiliates intend to develop within the Target Market for which (i) such Party has obtained control of the real property on which the Facility is to be constructed (whether by ownership, contract to purchase or option to purchase); (ii) such Party reasonably expects construction of the Facility to be commenced
         (a) in 1999 or 2000 with respect to Proposals required to be made pursuant to Section 3.1 hereof; or (b) during the period commencing after the end of the applicable Proposal Period and ending on December 31 of the calendar year following the year in which the Proposal with respect thereto is required to be made pursuant to Section 4.1 hereof, and (iii) no Proposal with respect thereto has previously been made to DEVCO. Proposed Project shall not include any Project for which a third party has the contractual right to participate in the construction, development, ownership or financing, if such contract rights are inconsistent with such Project being an Additional Project pursuant to the terms hereof.

                  1.50 Receiving Party. "Receiving Party" shall have the meaning given such term in Section 12.3.

                  1.51 Target Market. "Target Market" means the geographic area falling within a fifty-mile radius surrounding each assisted living, dementia care or long-term care facility operated by HCR, ALS or their respective Controlled Affiliates as of the date of such determination located anywhere in the States of Connecticut, Delaware, Florida, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, Ohio, Pennsylvania, Texas, Virginia and Wisconsin.



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                  1.52     Total Contribution. "Total Contribution" shall mean
         Five Hundred Million Dollars ($500,000,000).


                                   ARTICLE 2
                      FORMATION AND ORGANIZATION OF DEVCO

         2.1 Formation, Organization and Initial Capitalization of DEVCO. On or before January 31, 1999, ALS and HCR shall form, organize and initially capitalize DEVCO by (i) filing a certificate of formation with the Secretary of State of the State of Delaware with respect to DEVCO, (ii) each executing the Operating Agreement (DEVCO), and (iii) each designating their respective designees to the Board of Managers (hereinafter defined) and making their respective initial capital contribution to DEVCO as contemplated by Section 7.1 of the Operating Agreement (DEVCO).

         2.2 Purpose of DEVCO. The purpose of DEVCO is to provide the Parties a jointly-owned platform through which the Parties may jointly develop, construct, own and operate Facilities, either directly through DEVCO or through one or more Project Entities designated by DEVCO, in various locations located within the Target Market.

         2.3 Board of Managers of DEVCO. Upon the formation and organization of DEVCO, DEVCO shall be managed by a Board of Managers (the "Board of Managers") to be comprised of 6 members, 3 of whom shall be designated by HCR and 3 of whom shall be designated by ALS. Members of the Board of Managers shall not be entitled to any compensation or remuneration by DEVCO except to the extent specifically provided in the Operating Agreement (DEVCO).


                                   ARTICLE 3
                        ACQUISITION OF INITIAL PROJECTS

         3.1 Agreement to Transfer Initial Projects. During January of 1999, each of HCR and ALS shall provide DEVCO with a Proposal with respect to, and an opportunity to review, all Proposed Projects of such Party and its Controlled Affiliates at such time. Such Party (the "Offering Party") shall provide DEVCO with access to all such information as DEVCO may reasonably request relating to such Proposed Projects (including, but not limited to, to the extent available, the projected Project Costs, feasibility studies, revenue and expense projections and preliminary assessments of zoning and regulatory approvals necessary to construct and operate such Project) and any other information known to the Offering Party which the Offering Party reasonably believes is necessary to enable DEVCO to make an informed decision with respect thereto (all such information being referred to herein as "Project Information"). The Proposed Projects submitted by ALS and HCR, respectively, shall have aggregate estimated Project Costs of at least approximately One Hundred Twenty-Five Million Dollars ($125,000,000) per Party. DEVCO shall have until



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February 28, 1999 (the "Initial Period") in which to identify Proposed Projects which shall become Initial Projects pursuant to this Agreement; provided, however, that the aggregate estimated Project Cost for Initial Projects selected by DEVCO from Proposed Projects offered in January of 1999 shall not exceed (i) One Hundred Twenty-Five Million Dollars ($125,000,000) with respect to Proposed Projects offered by ALS and (ii) One Hundred Twenty-Five Million Dollars ($125,000,000) with respect to Proposed Projects offered by HCR. If, after taking into account the Proposed Projects accepted by DEVCO, the aggregate estimated Project Costs to be contributed by one party exceeds the aggregate estimated Project Costs of the Proposed Projects to be contributed by the other Party by more than Ten Million Dollars ($10,000,000), then the Parties shall agree to either add additional Proposed Projects or to remove Proposed Projects to reduce the difference to the extent economically feasible. Subject to the terms and conditions hereof, each of HCR and ALS hereby agree to cause each of their respective Controlled Affiliates who are Project
Transferors with respect to any of the Proposed Projects (i) to enter into a Project Purchase Agreement with the Acquiring Entity designated by DEVCO with respect to such Initial Project promptly following DEVCO's request with respect thereto and (ii) to transfer, convey and assign such Initial Project to such Acquiring Entity pursuant to the terms of such Project Purchase Agreement at the Initial Closing. In the event that the Initial Closing with respect to any Initial Project proposed by ALS does not occur on or before March 31, 1999, ALS shall have the right to substitute such Initial Project with another Project.
If ALS elects to make any substitutions, ALS shall notify HCR of each Initial Project that it elects to substitute (each a "Removed Project") and shall provide HCR with a Proposal for another Project (each a "Substitute Project") to replace the Removed Project. HCR shall have the right to reject a Substitute Project within fifteen (15) days after receipt of the Proposal relating thereto. If any Substitute Project is rejected then ALS shall be entitled to withdraw the Removed Project as an Initial Project and ALS's 2000 Contribution shall be increased by an amount equal to the estimated Project Cost of the Removed Project (each an "ALS Initial Adjustment"). If a Substitute Project is not rejected (i) the Acquiring Entity designated by DEVCO shall promptly enter into a Project Purchase Agreement with the Project Transferor of the Substitute Project and (ii) the Project Transferor shall transfer, convey and assign such Substitute Project to such Acquiring Entity pursuant to the terms of such Project Purchase Agreement. If DEVCO selects an Initial Project (including any Substitute Project) from HCR or ALS pursuant to the provisions hereof and within 180 days thereafter DEVCO determines that such Initial Project is not feasible, then the HCR 2000 Contribution or the ALS 2000 Contribution, as applicable, shall be increased by the estimated Project Cost attributable to such Initial Project. The purchase consideration payable to each Project Transferor pursuant to any Project Purchase Agreement shall be, in each case, in an amount equal to such Project Transferor's Project Costs incurred through the date of transfer with respect to such Project as certified by the Project Transferor and shall be subject to approval, not to be unreasonably withheld, of (i) HCR with respect to Initial Projects to be transferred from Project Transferors who are ALS Affiliates and (ii) ALS with respect to Initial
Projects to be transferred from Project Transferors who are HCR Affiliates. Any Proposed Project not accepted by DEVCO within the time periods provided herein, shall be deemed rejected



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and DEVCO shall have no further rights hereunder with respect to such Proposed
Project and, among other things, the Offering Party and its respective Affiliates shall be entitled to construct, develop, own, operate and/or sell such Proposed Project in such manner as it may determine in its sole discretion without any restriction hereunder; provided, however, that if all permits necessary to complete construction of the Proposed Project have not been issued within 12 months after the end of the DEVCO review period with respect to such Proposed Project, then such Proposed Project shall again be subject to the terms hereof.

         3.2 Designation of Acquiring Entity. The determination of DEVCO with respect to which Proposed Projects shall become Initial Projects shall be made by the Board of Managers; provided, however, that, in the event a Proposed Project is not approved as an Initial Project by a majority of the members of the Board of Managers, but such Proposed Project is approved as an Initial Project by the unanimous approval of each of the Members of the Board of Managers designated by the Party not affiliated with the Offering Party, then such Proposed Project shall be deemed approved as Initial Project. DEVCO shall give written notice to the Offering Party during the Initial Period (or in the case of any Substitute Project within fifteen (15) days after receipt of the Proposal relating thereto) which notice shall designate the Proposed Projects selected by DEVCO to be Initial Projects. Prior to the Initial Closings, and in any event on or before March 15, 1999, DEVCO shall notify the Parties of its determination with respect to each of the Initial Projects of the specific DEVCO Entity that is to be the Acquiring Entity of such Initial Project, such determination to be made based upon the Board of Managers assessment of the appropriate ownership and operating structure for each such Initial Project in accordance with the guidelines set forth in Article 7 hereof.

         3.3 Initial Closings. The Parties hereby agree, subject to the terms and conditions hereof, to cause all of the Initial Projects to be transferred by their respective Project Transferors thereof to the applicable Acquiring Entity or Entities thereof at one or more closings to be held at such times, places and locations agreed to by the parties, but no later than June 30, 1999; provided, however, that no such closing shall occur unless prior to such time the aggregate consideration paid to HCR at closings held pursuant to the Agreement of Purchase and Sale (Operating Residences) or the Agreement of Purchase of and Sale (Construction Residences), each such agreement dated as of the date of this Agreement and each by and between HCR, ALS and certain wholly-owned subsidiaries of HCR, shall have exceeded One Hundred Million Dollars ($100,000,000). To the extent that any Initial Project is acquired by a Project Entity, the purchase consideration payable to the applicable Project Transferor shall be paid in the form of a promissory note of such Project Entity on such terms (including interest rate) as shall be agreed to by the parties hereto and payable (together with all accrued interest thereof) upon the first to occur of (i) the 6 month anniversary of such promissory note or
(ii) the date upon which such Project Entity receives the proceeds from any construction or permanent financing of the applicable Project, whether in the form of a construction or permanent loan or in the form of a sale/leaseback transaction, such note, if requested by the Project Transferor, to be secured by a mortgage or deed of trust



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



on the real property comprising such Project.


                                   ARTICLE 4
                       ACQUISITION OF ADDITIONAL PROJECTS

         4.1 Right of First Offer. During May and November of 1999, each of HCR and ALS shall provide DEVCO a Proposal with respect to, and an opportunity to review, all Proposed Projects of such Party and its Controlled Affiliates at such time(s). Such Party (the "Offering Party") shall provide DEVCO with access to all Project Information relating to such Proposed Project. DEVCO shall have 30 days after it has received such Proposal (the "1999 Proposal Period") in which to identify Proposed Projects which shall become Additional Projects pursuant to this Agreement; provided, however, that the aggregate estimated Project Cost for Additional Projects selected by DEVCO from Proposed Projects offered in May and November of 1999 shall not exceed (i) the ALS 2000 Contribution with respect to Proposed Projects offered by ALS and (ii) the HCR 2000 Contribution with respect to Proposed Projects offered by HCR. If DEVCO selects an Additional Project from HCR or ALS in 1999 and within 180 days thereafter DEVCO determines that such Additional Project is not feasible, then the HCR 2001 Contribution or the ALS 2001 Contribution, as applicable, shall be increased by the estimated Project Cost attributable to such Additional Project. If in 1999 either HCR or ALS fail to offer to DEVCO Proposed Projects (other than the Initial Projects) with an aggregate total Project Cost equal to or greater than the HCR 2000 Contribution or the ALS 2000 Contribution, respectively, then the amount of any such deficiency shall be added to the HCR 2001 Contribution or the ALS 2001 Contribution, as the case may be.

         During May and November of 2000, each of HCR and ALS shall provide DEVCO with a Proposal with respect to, and an opportunity to review, all Proposed Projects of such Party and its Controlled Affiliates at such time(s). Such Offering Party shall provide DEVCO with access to all Project Information relating to the Proposed Projects. DEVCO shall have 30 days after it has received such Proposal (the "2000 Proposal Period") in which to identify Proposed Projects which shall become Additional Projects pursuant to this Agreement; provided, however, that the aggregate estimated Project Cost for Additional Projects selected by DEVCO from Proposed Projects offered in May and November of 2000 shall not exceed (i) the ALS 2001 Contribution with respect to Proposed Projects offered by ALS and (ii) the HCR 2001 Contribution with respect to Proposed Projects offered by HCR. If in 2000 either HCR or ALS fail to offer to DEVCO Proposed Projects with an aggregate total Project Cost equal to or greater than the HCR 2001 Contribution or the ALS 2001 Contribution, respectively, then the amount of any such deficiency shall become the "HCR Remaining Contribution" or the "ALS Remaining Contribution", as the case may be. If DEVCO selects an Additional Project from HCR or ALS in 2000 and within 180 days thereafter DEVCO determines that such Additional Project is not feasible, then the HCR Remaining Contribution or the ALS Remaining Contribution, as applicable, shall be increased by the estimated Project Cost attributable to such Additional Project, unless the estimated Project Costs attributable to Additional Projects selected by DEVCO prior to January 1, 2001 (exclusive of any such Additional Project deemed not feasible) equal or exceed the ALS 2001 Contribution or the HCR 2001 Contribution, as applicable.

         If, after December 31, 2000 there is any ALS Remaining Contribution or any HCR Remaining Contribution then ALS, HCR or both, as applicable, shall during May of 2001, provide DEVCO with a Proposal with respect to, and an opportunity to review, all Proposed Projects of such Party and its Controlled Affiliates at such time. Such Offering Party shall provide DEVCO with access to all applicable Project Information. DEVCO shall have 30 days after it has received such Proposal (the "2001 Proposal Period") in which to identify Proposed Projects which shall become Additional Projects pursuant to this Agreement; provided, however, that the aggregate estimated Project Cost for Additional Projects selected by DEVCO from Proposed Projects offered in May of 2001 shall not exceed (i) the ALS Remaining Contribution with respect to Proposed Projects offered by ALS and (ii) the HCR Remaining Contribution with respect to Proposed Projects offered by HCR.

         4.2 Review of Proposed Projects. The determination of DEVCO with respect to which Proposed Projects shall become Additional Projects shall be made by the Board of Managers; provided, however, that, in the event a Proposed Project is not approved as an Additional Project by a majority of the members of the Board of Managers, but such Proposed Project is approved as an Additional Project by the unanimous approval of each of the members of the Board of Managers designated by the Party not affiliated with the Offering Party, then such Proposed Project shall be deemed approved as an Additional Project. DEVCO shall give written notice to the Offering Party during the applicable Proposal Period which notice shall designate the Proposed Projects selected by DEVCO to be Additional Projects and which notice shall further designate whether, with respect to each Additional Project, DEVCO or a Project Entity shall be the Acquiring Party and each such Acquiring Party and the Offering Party shall promptly (in any event within 30 days after such notice is given by DEVCO) enter into a Project Purchase Agreement with respect to such Additional Project. Any Proposed Project not accepted by DEVCO within the Proposal Period with respect to such Proposed Project, shall be deemed rejected and DEVCO shall have no further rights hereunder with respect to such Proposed Project and, among other things, the Offering Party and its respective Affiliates shall be entitled to construct, develop, own, operate and/or sell such Proposed Project in such manner as it may determine in its sole discretion without any restriction hereunder; provided, however, that if all permits necessary to complete construction of the Proposed Project have not been issued within 12 months after the end of the Proposal Period, then such Proposed Project shall again be subject to the terms hereof.

         4.3 Closing of Acquisitions of Additional Projects. The Parties hereby agree, subject to the terms and conditions hereof, to cause all of the Additional Projects to be transferred by the respective Project Transferors thereof to the respective Acquiring Entity or

Entities thereof at closings to be held at such locations as the Parties shall agree. The Additional Closing with respect to any Additional Project shall be scheduled within 60 days following DEVCO's election pursuant to Section 4 hereof to accept such Additional Project. The DEVCO Entity shall be responsible for all closing costs. The purchase consideration for each Additional Project payable to the applicable Project Transferor, which purchase consideration shall be such Project Cost incurred by the Project Transferor through the date of the transfer, shall be paid in the form of a promissory note of such Project Entity, on such terms (including interest rate) as shall be agreed to by the parties, together with all accrued interest thereof) upon the first to occur of
(i) the 6 month anniversary of such promissory note or (ii) the date upon which such Project Entity receives the proceeds from any construction or permanent financing of the applicable Project, whether in the form of a construction or permanent loan or in the form of a sale/leaseback transaction such note, if requested by the Project Transferor, to be secured by a mortgage or deed of trust on the real property comprising such Project.


                                   ARTICLE 5
                            DEVELOPMENT OF PROJECTS

         5.1 Project Development. At the applicable Initial Closing with respect to any Initial Projects and at the applicable Additional Closing with respect to any Additional Projects, the applicable Acquiring Entity will enter into a Development Agreement with the applicable Contributing Party for the Project acquired by such Acquiring Party from such Contributing Party in accordance with Articles 3 or 4 hereof. Notwithstanding the foregoing, the Parties intend for each of the HCR Affiliates and the ALS Affiliates, respectively, to have a substantially equal opportunity to serve as the Developing Party with respect to the development of Projects hereunder (on a development fee opportunity basis). Accordingly, if during any calendar year the aggregate development fees paid to one Party and its Affiliates (collectively, the "Advantaged Party") exceeds the aggregate development fees paid to the other Party and its Affiliates (collectively, the "Disadvantaged Party") by an amount in excess of One Million Dollars ($1,000,000) (the amount of such shortfall, the "Development Shortfall"), then in the following calendar year the opportunity pursuant to this Section 5.1 to serve as Developer shall first be allocated to the Disadvantaged Party, and shall not be allocated on the basis of the Contributing Party, until such time as such Development Shortfall is substantially eliminated, on a pro forma basis.

         5.2 Project Financing. The Developing Party shall arrange the placement of debt financing for the Acquiring Entity with respect to each Project to be developed by such Developing Party. Upon the funding of such financing, the Acquiring Entity shall pay to such Developing Party a placement fee equal to one percent (1%) of the total amount of the debt placed by such Developing Party and the Developing Party will be solely responsible for the fees of any outside brokers up to such one percent (1%) amount. If a guaranty shall be required, ALS and HCR will jointly and severally guarantee all such debt, and if either or both of the Parties are called on as guarantors to pay such obligations pursuant to their guaranties, then (subject to Section 8.2(d) hereof) the Parties shall make payments on such obligations in proportion to their Percentage Interests, so that at all times neither Party has paid more than its proportionate share of such obligations based on its Percentage Interest. Any failure by a Party to pay its proportionate share of such obligations shall entitle the other Party to indemnification pursuant to Article 11 hereof. All debt and equity financing for each Project shall be subject to approval by DEVCO.


                                   ARTICLE 6
                  MANAGEMENT OF FACILITIES; FACILITY BRANDING

         6.1 Management. At the Initial Closing with respect to all Initial Projects and at the applicable Additional Closing with respect to all Additional Projects, the applicable Acquiring Entity shall enter into a Management Agreement with ALS, in the form attached hereto as Exhibit B, pursuant to which ALS shall provide management services with respect to such Project (and the resulting Facility). During the term of any Management Agreement, the applicable Facility shall operate under the trade names and service marks of ALS, based upon the applicable building and service type, in the manner contemplated by such Management Agreement.


                                   ARTICLE 7
                 ALTERNATIVE OWNERSHIP AND OPERATING STRUCTURES

         7.1 Determination of Ownership and Operating Structures. Prior to the acquisition of any Project by any Acquiring Entity in accordance herewith, the Board of Managers, shall determine the optimal ownership and operating structure with respect to the development, construction, ownership and operation of such Project (and the resulting Facility).

         7.2 Structural Guidelines. Subject to further discussion and agreement by and among the Parties and subject in each case to DEVCO approval, it is currently anticipated that in the design of ownership and/or operating structures for Projects, the following features will be implemented:

                  (i) Project Entities will generally be conduit entities managed or controlled by DEVCO;

                  (ii) DEVCO will generally have an equity ownership interest in each Project Entity and other investors ("Project Investors") will acquire the remaining equity ownership interest in each Project Entity in consideration of an equity contribution payable in cash to the Project Entity;

                  (iii) Project Entity will either own a fee interest in a Project (and the resulting Facility) or will lease a Project (and the resulting Facility) from DEVCO;

                  (iv) Pursuant to the governing documents of each Project Entity, (a) losses will generally be allocated disproportionately to Project Investors and (b) DEVCO will generally have a call option pursuant to which DEVCO may acquire, under certain terms and conditions, the equity interest held by the Project Investors in such Project Entity.


                                   ARTICLE 8
                   TRANSFER RESTRICTIONS AND PURCHASE OPTIONS

         8.1 Restrictions on Transferability of Interests. Neither ALS nor HCR shall transfer its ownership interest in DEVCO except to the other Party or to one of the transferring party's wholly-owned Affiliates. For purposes of this Section 8.1, a "transfer" means any disposition of an interest or any interest therein, including, without limitation, any sale, gift, assignment, pledge or encumbrance, whether such disposition occurs voluntarily, by operation of law or otherwise; provided, however, that transfer shall not include a merger, consolidation or other business combination of a Party with or into another Person or the sale or disposition of all or substantially all of the assets of a Party (in one or a series of transactions).

         8.2      Facility Call Options.

                  (a) As to each Facility, DEVCO hereby grants to the Contributing Party thereof the right to purchase all of DEVCO's ownership interest in such Facility at the fair market value (determined as set forth below) pursuant to the terms and conditions set forth herein (the "Facility Call Option"). The Facility Call Option shall be first exercisable with respect to a Facility upon the last to occur of (i) the date upon which such Facility achieves Facility Stabilization and (ii) the date upon which DEVCO acquires, directly or indirectly, ownership of 100% of the equity interests in the Project Entity owning such Facility, and shall be exercisable at any time during the six (6) months thereafter (the "Facility Option Period"). As to each Facility, DEVCO shall provide the applicable Contributing Party notice of the commencement of the applicable Facility Option Period. The Facility Call Option shall be exercised by written notice from such Contributing Party to DEVCO during the Facility Option Period. If a Contributing Party (i) does not exercise its Facility Call Option with respect to a Facility within the Facility Option Period relating thereto or (ii) irrevocably notifies DEVCO and the Parties in writing that it elects not to exercise such Facility Call Option with respect to such Facility, then the Party that is not an Affiliate of such Contributing Party (the "Non-Contributing Party") shall thereafter have the right to exercise such Facility Call Option with respect to such Facility as if it were the Contributing Party, provided that such option shall expire on the date (the "Option Expiration Date") which is the last to occur of (i) ninety (90) days after the Non-Contributing Party first has the right to exercise such option or (ii) the end of the Facility Option Period.

                  (b) The purchase price to be paid by the Party exercising the Facility Call Option shall be the fair market value of DEVCO's ownership interest in each Facility which shall be based upon the fair market value of such Facility (including all of its assets and assumed liabilities), determined as of the end of the calendar month preceding the date on which a Facility Call Option is exercised. For the purpose of determining fair market value, whether by agreement of the parties or by appraisal as hereafter provided, (i) the terms of any debt to be assumed by the Exercising Party shall be taken into account, (ii) if ALS is the Exercising Party, fair market value shall be determined as if the management fees to be paid to ALS pursuant to the applicable Management Agreement were five percent (5%) and (iii) if HCR is the Exercising Party, the fair market value shall take into account the management fees to be paid to ALS pursuant to the applicable Management Agreement. The fair market value of a Facility shall be as agreed upon by the Parties and, if the Parties are unable to promptly agree upon such value, such value shall be the fair market value of such Facility as established by an appraiser designated by the Parties. If the Parties are unable to agree upon an appraiser, then each Party will designate an appraiser and the two appraisers will each determine a fair market value. If the fair market value amounts determined by the two appraisers are equal to or within 5% of their average, then the fair market value shall be equal to such average. Otherwise, the two appraisers will mutually select and appoint a third appraiser to determine the fair market value of the Facility; provided, however, that if three appraisals are obtained, then the fair market value of the Facility shall not be greater than the higher of the fair market values determined by the first two appraisals or be less than the lesser of the fair market values determined by the first two appraisals. Each party will bear equally the fees and expenses of the appraiser jointly agreed upon or selected, but each party will be solely responsible for the fees and expenses of any appraiser selected solely by such Party. Each appraiser selected hereunder shall be a reputable appraisal firm which has substantial experience in appraising commercial real estate and long term care and/or assisted living facilities and each appraisal shall be in MAI form. All appraisers shall have complete access to the relevant books and records of the Facility they are appraising during the conduct of their appraisals.

                  (c) If a Contributing Party exercises its Facility Call Option, then it shall pay the purchase price for DEVCO's ownership interest in the Facility in respect of which such option is exercised in cash.

                  (d) At the closing of any Facility Call Option, which shall occur not later than the date which is 30 days after the exercise of the Facility Call Option,

                   (i) DEVCO shall deliver to the party exercising the Facility Call Option (the "Exercising Party"), at the Exercising Party's election, either an instrument evidencing the transfer of (x) the Facility being purchased and sold or (y) DEVCO's interest in the entity which owns the Facility, in each case free and clear of all security interests, liens and restrictions (other than restrictions imposed by this Agreement and the Ancillary Agreements and debt to be expressly assumed by the Exercising Party), together with such other documents as such Exercising Party may reasonably request in connection therewith; and

                  (ii) The Exercising Party shall deliver to DEVCO cash constituting the purchase price for the Facility, together with such other documents as DEVCO may reasonably request.

         At the time of the exercise of a Facility Call Option, if either Party has guaranteed any financing of the Facility subject to such option, then the Party whose Affiliate is exercising such option shall obtain a release of the other Party's guaranty as a condition precedent to its right to close on the Facility which is the subject of the Facility Call Option.

                  (e)      Notwithstanding any provision contained in this
         Section 8.2 to the contrary:

                    (i) if a Facility Call Option is exercised pursuant to this Section, then such purchase may be made by an Affiliate of the Exercising Party, but no such assignment to such Affiliate shall relieve such Exercising Party from any obligations hereunder; and

                   (ii) all closing costs, including any real estate transfer fee which arises in connection with any purchase and sale hereunder shall be borne by the Exercising Party.

                  (f) If a Facility Call Option with respect to a Facility is not exercised by the Option Expiration Date, then DEVCO shall promptly offer (in such commercially reasonable manner as it shall determine) to sell its interest in such Facility on commercially reasonable terms and otherwise in compliance with the Operating Agreement (DEVCO). The proceeds of such sale (after payment of all costs, debts or other liabilities relating to such Facility or the sale thereof) shall be distributed by DEVCO to the Parties; provided, however, that if the purchaser of the Facility takes subject to the Management Agreement, HCR's share of the sale proceeds, or its obligation to contribute to any shortfall arising out of the repayment of indebtedness, shall be increased or reduced, respectively, by an amount equal to HCR's Percentage Interest (as a fraction of one) times the product obtained by multiplying two (2%) percent of the previous years' revenues generated by such Facility by the number of years remaining in the term of the Management Agreement which product shall be discounted to present value at seven percent (7%).

                                   ARTICLE 9
                     REPRESENTATIONS AND WARRANTIES OF ALS

         ALS hereby represents and warrants to HCR that:

         9.1 Organization. ALS is a corporation validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to become an owner of DEVCO.

         9.2 Authorization; Enforceability. The execution, delivery and performance by ALS and the ALS Affiliates of this Agreement and the ALS Ancillary Agreements to which they are a party are within the corporate power of ALS and the ALS Affiliates and have been duly authorized by all necessary corporate action. This Agreement, and the ALS Ancillary Agreements when executed and delivered by ALS or the applicable ALS Affiliates, will be the valid and binding obligations of ALS or the applicable ALS Affiliates, enforceable against ALS or such ALS Affiliates in accordance with the respective terms of such agreements.

         9.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the ALS Ancillary Agreements by ALS will not conflict with or violate any law, judgment, order, decree or regulation, the Restated Certificate of Incorporation or Restated Bylaws of ALS, each as amended, or any contract or agreement to which ALS is a party or by which ALS is bound; provided, however, that while the Existing ALS Commitments as described in Schedule 1 will impact upon performance herein, such commitments do not per se conflict with the terms of this Agreement.

         9.4 Brokers. Neither ALS nor any ALS Affiliate has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement or the ALS Ancillary Agreements.

         9.5 Litigation. There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of ALS, proposed or threatened, against ALS or any ALS Affiliate which could have a material adverse effect on the transactions contemplated hereby or by the ALS Ancillary Agreements. There is no action, suit or proceeding against ALS by any person or entity which questions the validity, legality or propriety of the transactions contemplated by this Agreement or the ALS Ancillary Agreements.

         9.6 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required on the part of ALS or the ALS Affiliates in connection with its execution and delivery of this Agreement and the ALS Ancillary Agreements and the consummation by ALS or the ALS Affiliates of the transactions contemplated in this Agreement and the ALS Ancillary Agreements, except requirements under the Hart-Scott-Rodino Act, if any.

         9.7 Required Consent. There are no approvals or consents which ALS or the ALS Affiliates are required to obtain from any third parties to enter into this Agreement or the ALS Ancillary Agreements which have not been obtained.

         9.8 Representations and Warranties True and Correct at Closing. Except as specifically disclosed by ALS to HCR in writing prior to or at the Initial Closings with respect to matters arising after the date of this Agreement, the representations and warranties of ALS set forth in this Article 9 will be true and correct in all material respects as of the Initial Closings.


                                   ARTICLE 10
                     REPRESENTATIONS AND WARRANTIES OF HCR

         HCR hereby represents and warrants to ALS that:

         10.1 Organization. HCR is a corporation validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to become an owner of DEVCO.

         10.2 Authorization; Enforceability. The execution, delivery and performance by HCR and the HCR Affiliates of this Agreement and the HCR Ancillary Agreements to which they are a party are within the corporate power of HCR and the HCR Affiliates and have been duly authorized by all necessary corporate action. This Agreement, and the HCR Ancillary Agreements when executed and delivered by HCR, will be the valid and binding obligations of HCR or the applicable HCR Affiliates, enforceable against HCR or the applicable HCR Affiliates in accordance with the respective terms of such agreements.

         10.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the HCR Ancillary Agreements by HCR will not conflict with or violate any law, judgment, order, decree or regulation, the Certificate of Incorporation or Bylaws of HCR, each as may have been amended, or any contract or agreement to which HCR is a party or by which HCR is bound.

         10.4 Brokers. Neither HCR nor any HCR Affiliate has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement or the HCR Ancillary Agreements.

         10.5 Litigation. There is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of HCR, proposed or threatened, against HCR or any HCR Affiliate which could have a material adverse effect on the transactions contemplated hereby or by the HCR Ancillary Agreements. There is no action, suit or proceeding against HCR or any HCR Affiliate by any Person which questions the validity, legality or propriety of the transactions contemplated by this Agreement or the HCR Ancillary Agreements.

         10.6 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required on the part of HCR or any HCR Affiliate in connection with its execution and delivery of this Agreement and the HCR Ancillary Agreements and the consummation by HCR or the HCR Affiliates of the transactions contemplated in this Agreement and the HCR Ancillary Agreements, except requirements under the Hart-Scott-Rodino Act, if any.

         10.7 Required Consent. There are no approvals or consents which HCR is required to obtain from any third parties to enter into this Agreement or the HCR Ancillary Agreements which have not been obtained.

         10.8 Representations and Warranties True and Correct at Closing. Except as specifically disclosed by HCR to ALS in writing prior to or at the Initial Closings with respect to matters arising after the date of this Agreement, the representations and warranties of HCR set forth in this Article 10 will be true and correct in all material respects as of the Initial Closings.


                                   ARTICLE 11
                                INDEMNIFICATION

         11.1 HCR's Indemnity. HCR hereby agrees to indemnify ALS, DEVCO and all Project Entities, and each of them, and hold them harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which any of them may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (a) any material breach or material inaccuracy of any of the representations and warranties made by HCR or any HCR Affiliate in this Agreement or in any HCR Ancillary Agreement;

                  (b) any material failure by HCR or any HCR Affiliate to carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any and all HCR Ancillary Agreement;

                  (c) any payments by ALS with respect to any obligations of DEVCO which have been jointly guaranteed by ALS and HCR, to the extent such payments exceed ALS's proportionate share of such obligations, based on its Percentage Interest; or

                  (d) any suit, action or other proceeding brought by any Person against ALS, any ALS Affiliate, DEVCO or any Project Entity arising out of, or in any way related to, any of the matters referred to in Section 11.1(a), 11.1(b) or 11.1(c) hereof,

         11.2 ALS's Indemnity. ALS hereby agrees to indemnify HCR, DEVCO and all Project Entities, and each of them, for and hold them harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other reasonable legal costs and expenses) which either of them may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (a) any material breach or material inaccuracy of any of the representations and warranties made by ALS or any ALS Affiliate in this Agreement or in any and all ALS Ancillary Agreements;

                  (b) any material failure by ALS or any ALS Affiliate to carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any and all ALS Ancillary Agreements;

                  (c) any payments by HCR with respect to any obligations of DEVCO which have been jointly guaranteed by HCR and ALS, to the extent such payments exceed HCR's proportionate share of such obligations, based on its Percentage Interest; or

                  (d) any suit, action or other proceeding brought by any Person against HCR, any HCR Affiliate, DEVCO or any Project Entity arising out of, or in any way related to, any of the matters referred to in Section 11.2(a), 11.2(b) or 11.2(c) hereof.

         11.3     Provisions Regarding Indemnities.

                  (a) The obligations of HCR and ALS under Section 11.1 and 11.2, respectively, shall survive for the statute of limitations period applicable to such rights of indemnification. Delivery of any written demand for indemnification by an indemnified party shall toll the survival period for the subject of the particular demand and, once notice is given, the indemnified party may pursue the particular claim to its conclusion to the extent permitted by applicable law.

                  (b) The indemnified party shall promptly notify the indemnifying party in writing and in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 11.1 or Section 11.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.


                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1 Entire Agreement; Amendment. This Agreement and the other agreements and documents executed in connection herewith, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         12.2 Fees and Expense. Whether or not the transactions contemplated by this Agreement are consummated, and except as expressly provided herein or in any Ancillary Agreement, each of the parties hereto shall pay the fees and expenses of such party's counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement.

         12.3     Confidentiality. Except to the extent permitted by this
Section 12.3 hereof, the parties hereto will at all times hold and cause their consultants and advisors to hold in confidence the information contained in this Agreement. In addition, each party (the "Receiving Party") who receives any Confidential Information concerning the other party (the "Disclosing Party") will at all times hold and cause its advisors and representatives to hold in strict confidence such Confidential Information which shall have been or will be furnished by the Disclosing Party to the Receiving Party or its employees, advisors and representatives in connection with the transactions contemplated by this Agreement and/or any Ancillary Agreements. All such Confidential Information shall be disclosed by a Receiving Party only to its employees, advisors, agents, officers, directors and representatives engaged in the evaluation of such information. If the transactions contemplated by this Agreement are not consummated, regardless of the reason therefor, then such confidence will be maintained by the Receiving Party. The provisions of this Section 12.3 shall not apply to the extent that such Confidential Information (a) was previously known to the Receiving Party prior to disclosure by the Disclosing Party, (b) is in the public domain through no fault of the Receiving Party, (c) is lawfully acquired by the Receiving Party from a third party under no obligation of confidence to the Disclosing Party, or (d) is required by any law or by any governmental or judicial body to be disclosed; provided that upon receiving notice of a required disclosure under this clause (d), the Receiving Party will promptly so notify the Disclosing Party in writing. Such Confidential Information may be used in connection with the business of DEVCO or any DEVCO Entity, but shall otherwise not be used to the detriment of the Disclosing Party in any manner and all Confidential Information provided by the Disclosing Party to the Receiving Party, including all copies and extracts thereof, will be returned to the Disclosing Party immediately upon such party's written request.

         In addition to the above, for purposes of this Section 12.3 the term "Confidential Information" shall mean any data or information that is designated as "confidential" by the Disclosing Party, is of value to the Disclosing Party and is not generally known to competitors of the Disclosing Party or to the public, and whose confidentiality is maintained. Confidential Information shall include, but not be limited to, written lists of the Disclosing Party's current or potential residents or other customers, the identity of various suppliers, non-public information concerning the Disclosing Party's executives and employees and its financial affairs, business plans, services, research, development, purchasing, accounting, engineering and marketing.

         12.4 Further Assurances. Following the Closing, each party will execute such further documents and perform such further acts as may be reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and in accordance with the terms of this Agreement and the Ancillary Agreements, to aid the more efficient execution of the transactions contemplated hereby and thereby.

         12.5 No Liens. ALS and HCR, and each one individually, hereby agrees to keep its ownership interest in DEVCO and any DEVCO Entity free and clear from any and all security interests, liens, restrictive covenants or other encumbrances in favor of any and all third parties.

         12.6 Public Statement. Each party to this Agreement will consult with the other party prior to issuing any press release or making any other public statement with respect to the transactions contemplated in this Agreement, and will not issue any such release or make any such statement without the approval of the other party (in its sole discretion), except such disclosure as is required or otherwise reasonably appropriate pursuant to any state or federal securities law or the rules and regulations of any relevant securities exchange or quotation system upon which ALS's or HCR's securities are then listed or traded.

         12.7 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the law of the State of Delaware, without giving effect to principles of conflicts of laws.

         12.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Party, whether by operation of law or otherwise.

         12.9 Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or
(c) nationally recognized overnight delivery service for next business day delivery (such as Express Mail, Federal Express or Airborne Express), or (d) facsimile or telecopier, provided a confirming copy thereof is thereafter also sent via the methods described in (a)-(c), above, with all postage and delivery charges paid by the sender and addressed to Purchaser or Seller, as applicable, as follows. Such notices delivered (a) by hand shall be deemed received upon actual delivery, (b) by overnight delivery service shall be deemed received on the business day following the date of deposit with such overnight service, (c) by mail shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing, and (d) by facsimile or telecopier shall be deemed received upon the date the sender receives verbal or electronic confirmation of such transmission, without regard to when the confirming copy is sent or delivered. Said notice addresses are as follows:

IF TO SELLER:

HCR Manor Care, Inc.
One Seagate, 23rd Floor
Toledo, Ohio  43604-2616
Attn: R. Jeffrey Bixler, Esq.
Telecopier: 419-252-5599
Telephone: 419-252-5770
with a copy to:

Reed Smith Shaw & McClay LLP
1301 K St., N.W.
East Tower, Suite 1100
Washington, DC  20005
Attn:  Robert J. Hill, Esq.
Telecopier:  (202) 414-9299
Telephone:  (202) 414-9402

IF TO PURCHASER:

Alternative Living Services, Inc.
450 N. Sunnyslope Road, Suite 300
Brookfield, Wisconsin 53005
Attn:    William F. Lasky
Telecopier:  (414) 641-5100
Telephone:   (414) 789-9592

with a copy to:

Rogers & Hardin LLP
2700 International Tower
Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia  30303
Attention:  Alan C. Leet, Esq.
Telecopier:  (404) 525-2224
Telephone:   (404) 420-4616

Either party may change its address for notices hereunder upon not less than five (5) days notice to the other, and either party's counsel may give notice on behalf of their respective clients. Inability to give notices due to incorrect address or due to failure of a party to give notice of a change of address, refusal to accept notices, and inability to transmit notices due to mechanical or other difficulties on the recipient's end (including without limitation a malfunctioning facsimile machine) shall be deemed to be effective notice hereunder.

         12.10 Facsimile Signature; Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

         12.11 Headings. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         12.12 Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require. References to Sections herein include all subsections which are subsidiary to the Section referred to. No provision of this Agreement shall be construed in favor of or against any Party hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof.

         12.13 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, then the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of either party or both parties to consummate the transactions contemplated by this Agreement or materially deprives either party of the benefits afforded hereby or by any of the Ancillary Agreements.

         12.14 Knowledge. Any representation, warranty, covenant or statement which is made to the knowledge of any Party shall require that such Party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

         12.15 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

         12.16 Arbitration. The parties hereto agree that any and all controversies or claims arising out of or relating to this Agreement, any of the ALS Ancillary Agreements or HCR Ancillary Agreements or the breach of any of the foregoing, shall be settled by arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. SS. 1 et seq., in accordance with the Commercial Arbitration Rules of the American Arbitration Association applicable in Illinois. The parties hereto further agree that the arbitrators in any such arbitration shall not be authorized to award any punitive damages in connection with any controversy or a claim settled by arbitration hereunder. The decision of the arbitrator in any such arbitration shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall take place in such place as is agreed on by the parties hereto, or, if they cannot agree, in Chicago, Illinois, and the expenses of the arbitrators shall be borne by the losing party. The arbitration shall be conducted before a panel of three (3) arbitrators, one selected by HCR, one selected by ALS, and one selected by mutual agreement of the arbitrators selected by HCR and ALS. To the extent that one or more of the provisions of this Section 12.16 shall be declared invalid, void or unenforceable, the remainder of the provisions of this Section 12.16 shall remain in full force and effect. All notices in connection with the arbitration shall be made in the manner set forth in Section 12.9 hereof. Notwithstanding the foregoing, the provisions of Section 12.16 shall not apply to any breach of Section 12.13.

         12.17 Waiver of Compliance. Any failure of ALS or HCR to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by HCR or ALS, respectively; provided, however, that such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by the other party.

         12.18 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         12.19 Legal Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements incurred in connection therewith in addition to any other relief to which such party may be entitled.

         12.20 Time of Essence. Time is of the essence with respect to this Agreement.

         12.21 Exhibits. To the extent that the terms of any of the Exhibits hereto conflict with the terms of this Agreement, the terms of this Agreement shall control. To the extent the Parties determine that it is necessary or advisable to include any of the terms of this Agreement in any of the Exhibits, such Exhibit shall be revised to incorporate such terms.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

                                    HCR MANOR CARE, INC.



                                    By:    /s/R. Jeffrey Bixler
                                         --------------------------------------
                                    Its:   Vice President
                                         --------------------------------------



                                    ALTERNATIVE LIVING SERVICES, INC.



                                    By:   Thomas E. Komula
                                         --------------------------------------
                                    Its:  Senior Vice President
                                         --------------------------------------

                         LIST OF EXHIBITS AND SCHEDULES



         EXHIBIT                                  DESCRIPTION
         -------                                  -----------

           A                                Development Agreement

           B                                Management Agreement

           C                                Operating Agreement (DEVCO)

           D                                Project Purchase Agreement

         SCHEDULE
         --------

           1                                Description of Existing ALS Commitments